EXHIBIT 16.1

Certified Public Accountants, Inc.	111 PACIFICA, SUITE 300 IRVINE, CA 92618 (949) 910-HALL (4255) FAX (949) 910-4256 WWW.HALLCPAS.COM

February 25, 2021

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for SOBR Safe, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated February 25, 2021 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Hall & Company Certified Public Accountants and Consultants, Inc.